Filed Pursuant to Rule 424(b)(5)

Registration No. 333-268942

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 30, 2022)

We previously entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) relating to the sale of up to $100,000,000 of shares of our common stock, par value $0.001 per share (the “Common Stock”), from time to time through Jefferies acting as our sales agent.

As of June 6, 2025, we have sold $13.8 million of our shares of Common Stock under the Sales Agreement pursuant to our prospectus dated December 30, 2022, or the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We have terminated the Sales Agreement, and the purpose of this prospectus supplement is to terminate the continuous offering by us under the Prospectus effective on June 6, 2025. We will not make any further sales of our shares of Common Stock pursuant to the Sales Agreement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SCWO.” The last reported sale price of our common stock on June 5, 2025 was $0.40 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

June 6, 2025